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Exhibit 99.1

CONTACT: AT THE COMPANY

Mario Ventresca

EVP & CFO

(215) 875-0703

Heather Crowell

EVP, Strategy and Communications

(215) 454-1241

heather.crowell@preit.com

PREIT Reports Fourth Quarter and Full Year 2019 Results and Provides Balance Sheet Strategy Update

Executed Agreements of Sale for $313 Million in Gross Proceeds

Core Mall NOI-Weighted Sales per square foot Reached $547

Core Mall Leased Space Increased to 96.6%

Philadelphia, February 25, 2020 - PREIT (NYSE: PEI) today reported results for the three months and the year ended December 31, 2019.  A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure is located in the tables accompanying this release.

	Three Months Ended December 31,		Year Ended December 31,
(per share amounts)	2019	2018	2019	2018
Net income (loss) - basic and diluted	$(0.29)	$(1.23)	$(0.52)	$(1.98)
FFO	$0.28	$0.42	$1.33	$1.43
FFO, as adjusted	$0.34	$0.52	$1.05	$1.54
FFO from assets sold in 2019	$-	$(0.01)	$(0.02)	$(0.04)
FFO, as adjusted for assets sold	$0.34	$0.51	$1.03	$1.50

Joseph F. Coradino, Chairman and Chief Executive Officer of PREIT, said, "As we look into 2020, we are beginning to believe that industry headwinds are moderating and the strategic initiatives underway at PREIT will drive growth and value creation. We have taken proactive steps to manage industry-wide disruption, such that today 47% of our non-anchor space is leased to non-mall retail tenants. We have achieved strong momentum in the first five months of operation at Fashion District Philadelphia, and look forward to the continued success of that project.”

Coradino added, “Our growing sales and traffic, along with modest same store NOI growth projected amid continued retail market uncertainty, demonstrate that our strategy is working. Further, we believe the capital

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transactions we are embarking upon demonstrate that the quality of our portfolio provides us with opportunities to efficiently access the capital markets.”

•	Same Store NOI, excluding lease termination revenue, decreased 3.0% for the three months ended December 31, 2019 compared to December 31, 2018.
•

The quarter was impacted by an incremental decrease in revenue of $2.3 million as a result of bankruptcies, related store closings and associated write-offs.  This was partially offset by incremental revenues from anchor replacements and other leasing activity of $1.1 million in the quarter.

•

Same Store NOI, excluding lease termination revenue, decreased 2.5% for the year ended December 31, 2019 compared to December 31, 2018.  Excluding the impact of revenue lost from bankruptcy-related store closings, Same Store NOI, excluding lease termination was positive.

•

For the full year ended December 31, 2019, the Company was impacted by $6.9 million of lower revenue compared to the prior year as a result of bankruptcies, related store closings and associated write-offs, which was partially offset by $3.5 million in incremental rent from anchor replacements and other leasing activity.

•

NOI-weighted sales at our Core Malls increased to $547 per square foot.  Core Mall sales per square foot reached $539, a 5.7% increase over the prior year.  Average comparable sales per square foot at our top 6 properties rose 5.0% over the prior year to $646 with two properties generating sales over $700 per square foot.

•

Core Mall total occupancy was 95.5%, an increase of 110 basis points compared to September 30, 2019. Core Mall non-anchor occupancy declined by only 70 basis points from last year despite the impact from bankruptcies and chain liquidations that resulted in 71 store closures in 274,000 square feet during the year ended December 31, 2019.

•	Non-anchor Leased space exceeds occupied space by 170 basis points when factoring in executed new leases slated for future occupancy, excluding Fashion District Philadelphia.
•

Average renewal spreads for the full year were strong in our wholly-owned portfolio at 6.7% for spaces less than 10,000 square feet and 5.5% for large format spaces.   Average renewal spreads for the entire portfolio were 2.5% for the year.

•

As part of the Company’s plan to improve our balance sheet, since last quarter, the Company has executed agreements of sale for expected gross proceeds of $312.6 million.  These include an agreement for the sale - leaseback of five properties for $153.6 million, the sale of land parcels for multifamily development in the amount of $125.3 million, $29.9 million related to operating outparcel sales, and $3.75 million related to the sale of land for hotel development.  Upon closing of these transactions, the Company expects to net nearly $200 million in additional liquidity.  These transactions, together with potential modifications to our credit facility covenants, create the runway needed in order to complete execution of our business plan.

•

The Company anticipates not meeting certain financial covenants during 2020.  The Company is in active discussions with its lenders to modify the terms of its debt covenants to ensure compliance through September 30, 2020 and anticipates further discussions with lenders to modify the terms of the debt agreements on a long term basis.

Leasing and Redevelopment

•	Excluding Fashion District Philadelphia, 425,000 square feet of leases are signed for 2020 openings, which is expected to contribute annual gross rent of $13.1 million.
•

On September 19, 2019, the Company’s 50/50 joint venture with Macerich opened Fashion District Philadelphia, a four-level retail hub in Center City spanning nearly 900,000 square feet across three city blocks in the heart of downtown Philadelphia. The project, which represents an impressive collection of

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retail, entertainment and co-working uses, is 87% committed. Noteworthy post-opening additions include: AMC Theaters, Round One, Wonderspaces, Armani Exchange Outlet and Sephora.  Upcoming additions include: Primark, Industrious, Kate Spade, DSW Shoes and more.

•	At Plymouth Meeting Mall, Michael’s will join recently opened Burlington, DICK’s Sporting Goods, Miller’s Ale House and Edge Fitness in the location of the former Macy’s at the end of February 2020.
•

On October 12, 2019, the expansion wing at Woodland Mall opened anchored by a brand new, top-quality Von Maur Department Store.  New tenants in the wing include: Urban Outfitters, Tricho Salon & Spa, Williams-Sonoma, Black Rock Bar & Grill, Paddle North and The Cheesecake Factory.  In Spring 2020, the expansion area will welcome White House | Black Market and Sephora.

•	At Willow Grove Park, Yard House opened in December 2019 and construction continues on the 51,000 square foot Studio Movie Grill, which is projected to open in the first half of 2020.
•	At Valley Mall, DICK’s Sporting Goods is underway with fixturing and stocking with an anticipated opening in March 2020.
•

At Dartmouth Mall, the 43,000 square foot Burlington is expected to open in March 2020.  The redevelopment plan also includes approximately 35,000 square feet of new outparcels to capitalize on the property’s location.

Primary Factors Affecting Financial Results for the Three Months Ended December 31, 2019 and December 31, 2018:

•

Net loss attributable to PREIT common shareholders was $21.7 million, or $0.29 per basic and diluted share for the three months ended December 31, 2019, compared to net loss attributable to PREIT common shareholders of $85.6 million, or $1.23 per basic and diluted share for the three months ended December 31, 2018.

•

Same Store NOI decreased by $2.4 million, or 3.8%.  Revenue from new store openings, including contributions from replacement anchors, mitigated the impact of revenue lost to bankruptcies and associated store closings.  Lease termination revenue was $0.6 million less than the prior year’s quarter.

•

Non Same Store NOI decreased by $2.0 million, primarily driven by the disposition of Wyoming Valley Mall, anchor closings and associated co-tenancy rents at Valley View Mall and the sale of the Whole Foods parcel at Exton Square, slightly offset by contribution from Fashion District Philadelphia.

•

FFO for the three months ended December 31, 2019 was $0.28 per share and OP Unit compared to $0.42 per share and OP Unit for the three months ended December 31, 2018.  Adjustments to FFO in the 2019 quarter included $0.04 per share of provision for employee separation expenses and $0.03 of impairment of development land parcels.  Adjustments to FFO in the fourth quarter of 2018 included a loss on mortgage note impairment, provision for employee separation expenses, and net insurance recoveries that totaled $0.10 per share.

•

General and administrative expenses were impacted by the new lease accounting standard that now limits the capitalization of certain leasing costs. We expensed $1.1 million ($0.01 per share) of costs in the three months ended December 31, 2019 that would have been capitalized under the prior standard.

All NOI and FFO amounts referenced as primary factors affecting financial results above include our share of unconsolidated properties’ revenues and expenses.  Additional information regarding changes in operating results for the three months and year ended December 31, 2019 and 2018 is included on page 18.

Asset Dispositions

During the fourth quarter of 2019 and in early 2020, the Company has executed agreements of sale for expected gross proceeds of $312.6 million.

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Sale/Leaseback: In February 2020, The Company entered into an agreement of sale for the sale and leaseback of five properties for $153.6 million.  Structured as a 99-year lease with an option to repurchase, the agreement   provides for release of parcels related to multifamily development and is subject to ongoing lease payments at 7% ($10.75 million) with annual 1.25% escalations.  Closing on the transaction is subject to customary closing conditions, including due diligence provisions.

Multifamily Land Parcels: In 2020, the Company executed seven agreements of sale for land parcels for anticipated multifamily development in the amount of $125.3 million.  The agreements are with four different buyers across seven properties for 3,450 units as part of Phase I of the Company’s previously announced multifamily land sale plan.  Closing on the transactions is subject to customary due diligence provisions and securing entitlements.

Outparcels: The Company has executed an agreement of sale with Four Corners Property Trust (“FCPT”) for 14 outparcels, generating $29.9 million in total proceeds.  We have closed on the sale of four of the parcels, totaling $10.5 million.  The remaining 10 are expected to close in 2020 and are subject to customary due diligence provisions.

Hotel Parcels: The Company has executed two agreements of sale conveying land parcels for anticipated hotel development in the amount of $3.8 million.  The agreements are with two separate buyers for approximately 250 rooms.  Closing on the transactions is subject to customary due diligence provisions and securing entitlements.

2019 and Year-to-Date 2020 Capital Transaction Summary

The table below summarizes 2019 and 2020 capital activity that is expected to impact the Company’s liquidity position:

	Closed	Under Contract	Total
Gainesville Development Parcel	$15,000	$-	$15,000
New Garden Township Parcel(1)	8,250	-	8,250
Wiregrass mortgage loan sale	8,000	-	8,000
Whole Foods Parcel(2)	10,500	-	10,500
Capital City transaction - incremental capacity(3)	40,000	-	40,000
Gloucester Premium Outlets Parcel	937	-	937
Fashion District Philadelphia Term Loan expansion (4)	25,500	-	25,500
Valley View Mall Outparcel Sale	1,400	-	1,400
Sale of Multiple Outparcels (5)	4,000	8,000	12,000
Sale of Land Parcels related to Hotel Development	-	3,750	3,750
Sale of Land Parcels for Multifamily Development	-	125,337	125,337
Sale Leaseback transaction (5 malls) (5)	-	57,000	57,000
Total	$113,587	$194,087	$307,674

(1) Represents cash proceeds; does not include $2.8 million of preferred stock received by the Company.
(2) Represents the net liquidity to the Company after adjusting for line capacity. Sale price was $22.1 million.
(3) Represents the Company's approximate incremental borrowing capacity by the end of 2019, net of the Capital City mortgage loan defeasance.
(4) Represents the Company's share of amounts available under the expanded capacity of the Fashion District Philadelphia term loan.
(5) Represents the net liquidity to the Company after adjusting for line capacity.

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Retail Operations

The following table sets forth information regarding sales per square foot in the Company’s mall portfolio, including unconsolidated properties:

A reconciliation of portfolio sales per square foot (1) for the Core Mall portfolio can be found below:

Comp store sales for the year ended December 31, 2018	$510
Organic sales growth	14
Impact of non-core malls	15
Comp store sales for the year ended December 31, 2019	$539
(1) Based on reported sales by all comparable non-anchor tenants that lease individual spaces of less than 10,000 square feet and have occupied the space for at least 24 months.

2020 Outlook

The Company is introducing its earnings guidance for the year ending December 31, 2020 of GAAP Net loss between ($0.68) and ($0.43) per diluted share and estimates FFO for the year will be between $1.04 and $1.28 per diluted share.  FFO, as adjusted per share is expected to be between $1.04 and $1.28.

  A reconciliation between GAAP net loss and FFO is as follows:

	2020 Guidance Range
(Estimates per diluted share)	Low	High
Net loss attributable to common shareholders	$(0.68)	$(0.43)
Depreciation and amortization, non-controlling interest and other	1.72	1.71
FFO per share	$1.04	$1.28
Adjustments	-	-
FFO per share, as adjusted	$1.04	$1.28

Guidance Assumptions:

Our guidance incorporates the following assumptions, among others:

•

Same Store NOI, excluding termination revenue is expected to grow between 0.5% and 1.5% with wholly-owned properties in the range of (0.2%) to 0.8% and joint venture properties increasing between 4.7% and 6.0%;

•	Lease termination revenues of $1.0 to $2.0 million;
•	Share of NOI from Fashion District included in Same Store NOI in Q4 2020;
•	Bankruptcy and store closings reserve of between $2.0 at the midpoint to $3.0 million at the low end of Same Store NOI guidance;
•	Land Sale Gains are expected to be between $14.4 and $28.8 million inclusive of the assumption that we close the hotel land sales and between two and four of the multifamily land sales in 2020;
•	Weighted average shares and OP units of 81.0 million for FFO and 77.0 million for Net (loss) income;
•	Capital expenditures in the range of $125 to $150 million, including redevelopment expenditures, recurring capital expenditures and tenant allowances; and
•	Our guidance does not incorporate the effects of the recently executed sale leaseback transaction, which are estimated to be approximately $0.06 dilutive to FFO per share on an annual basis.
•	Our guidance does not assume any other capital market transactions.

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Our 2020 guidance is based on our current assumptions and expectations about market conditions, our projections regarding occupancy, retail sales and rental rates, and planned capital spending. Our guidance is forward-looking, and is subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements.

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Conference Call Information

Management has scheduled a conference call for 11:00 a.m. Eastern Time on Wednesday,
February 26, 2020, to review the Company’s results and future outlook.  To listen to the call, please dial 1-844-885-9139 (domestic toll free), or 1-647-689-4441 (international), and request to join the PREIT call, Conference ID  7187207, at least five minutes before the scheduled start time.  Investors can also access the call in a "listen only" mode via the internet at the Company’s website, preit.com.  Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast.  Financial and statistical information expected to be discussed on the call will also be available on the Company’s website.

For interested individuals unable to join the conference call, the online archive of the webcast will also be available for one year following the call.

About PREIT

PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages quality properties in compelling markets. PREIT’s robust portfolio of carefully curated retail and lifestyle offerings mixed with destination dining and entertainment experiences are located primarily in the densely-populated eastern U.S. with concentrations in the mid-Atlantic’s top MSAs. Since 2012, the Company has driven a transformation guided by an emphasis on portfolio quality and balance sheet strength driven by disciplined capital expenditures. Additional information is available at www.preit.com or on Twitter or LinkedIn.

Rounding

Certain summarized information in the tables above may not total due to rounding.

Definitions

Funds From Operations (FFO)

The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO, which is a non-GAAP measure commonly used by REITs, as net income (computed in accordance with GAAP) excluding (i) depreciation and amortization related to real estate, (ii) gains and losses from the sale of certain real estate assets, (iii) gains and losses from change in control, and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

FFO is a commonly used measure of operating performance and profitability among REITs.  We use FFO and FFO per diluted share and unit of limited partnership interest in our operating partnership (“OP Unit”) and, when applicable, related measures such as Funds From Operations, as adjusted, in measuring our performance against our peers and as one of the performance measures for determining incentive compensation amounts earned under certain of our performance-based executive compensation programs.

FFO does not include gains and losses on sales of operating real estate assets or impairment write downs of depreciable real estate, which are included in the determination of net income in accordance with GAAP. Accordingly, FFO is not a comprehensive measure of our operating cash flows. In addition, since FFO does not include depreciation on real estate assets, FFO may not be a useful performance measure when comparing our operating performance to that of other non-real estate commercial enterprises. We compensate for these

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limitations by using FFO in conjunction with other GAAP financial performance measures, such as net income and net cash provided by operating activities, and other non-GAAP financial performance measures, such as NOI. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions. We believe that net income is the most directly comparable GAAP measurement to FFO.

When applicable, we also present Funds From Operations, as adjusted, and Funds From Operations per diluted share and OP Unit, as adjusted, which are non-GAAP measures, to show the effect of such items as gain or loss on debt extinguishment (including accelerated amortization of financing costs), impairment of assets, provision for employee separation expense, and insurance recoveries or losses, net, which can have a significant effect on our results of operations, but are not, in our opinion, indicative of our operating performance.  We also present FFO on a further adjusted basis to isolate the impact on FFO caused by property dispositions.

We believe that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains on sales of operating real estate and depreciation and amortization of real estate, among others. We believe that Funds From Operations, as adjusted, is helpful to management and investors as a measure of operating performance because it adjusts FFO to exclude items that management does not believe are indicative of our operating performance, such as provision for employee separation expense, loss on debt extinguishment (including accelerated amortization of financing costs) and insurance losses and recoveries.

Net Operating Income (“NOI”)

NOI (a non-GAAP measure) is derived from real estate revenue (determined in accordance with GAAP, including lease termination revenue), minus property operating expenses (determined in accordance with GAAP), plus our pro rata share of revenue and property operating expenses of our unconsolidated partnership investments. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity. It is not indicative of funds available for our cash needs, including our ability to make cash distributions.  We believe that NOI is helpful to management and investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. We believe that net income is the most directly comparable GAAP measurement to NOI.

NOI excludes other income, general and administrative expenses, provision for employee separation expenses, interest expense, depreciation and amortization, impairment of assets, gains/adjustments to gains on sale of interest in non operating real estate, gain/adjustments to gain on sale of interest in real estate by equity method investee, gains/losses on sales of interests in real estate, net, project costs, gain or loss on debt extinguishment, insurance losses or recoveries, net and other expenses.

Same Store NOI is calculated using retail properties owned for the full periods presented and excludes properties acquired, disposed, under redevelopment or designated as non-core during the periods presented.  In 2018, Wyoming Valley Mall was designated as non-core.  In 2019, Exton Square and Valley View Malls were designated as non-core and are excluded from Same Store NOI.  Non Same Store NOI is calculated using the retail properties excluded from the calculation of Same Store NOI.

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Financial Information of our Unconsolidated Properties

The non-GAAP financial measures of FFO and NOI presented in this press release incorporate financial information attributable to our share of unconsolidated properties. This proportionate financial information is also non-GAAP financial information, but we believe that it is helpful information because it reflects the proportionate contribution from our unconsolidated properties that are owned through investments accounted for under GAAP using the equity method of accounting.  Under such method, earnings from these unconsolidated partnerships are recorded in our statements of operations prepared in accordance with GAAP under the caption entitled “Equity in income of partnerships.”

To derive the proportionate financial information from our unconsolidated properties, we multiplied the percentage of our economic interest in each partnership on a property-by-property basis by each line item.  Under the partnership agreements relating to our current unconsolidated partnerships with third parties, we own a 25% to 50% economic interest in such partnerships, and there are generally no provisions in such partnership agreements relating to special non-proportionate allocations of income or loss, and there are no preferred or priority returns of capital or other similar provisions.  While this method approximates our indirect economic interest in our pro rata share of the revenue and expenses of our unconsolidated partnerships, we do not have a direct legal claim to the assets, liabilities, revenues or expenses of the unconsolidated partnerships beyond our rights as an equity owner in the event of any liquidation of such entity.  Our percentage ownership is not necessarily indicative of the legal and economic implications of our ownership interest.  Accordingly, NOI and FFO results based on our share of the results of unconsolidated partnerships do not represent cash generated from our investments in these partnerships.

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Core Properties

Core Properties include all operating retail properties except for Exton Square Mall, Valley View Mall and Fashion District Philadelphia.  Core Malls excludes these properties, power centers and Gloucester Premium Outlets.

Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project”  or similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current views about future events, achievements or results and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by the following:

•	changes in the retail and real estate industries, including consolidation and store closings, particularly among anchor tenants;
•	current economic conditions and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions;
•	our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise;
•	our ability to maintain and increase property occupancy, sales and rental rates;
•	increases in operating costs that cannot be passed on to tenants;
•	the effects of online shopping and other uses of technology on our retail tenants;
•	risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates;
•	acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales;
•	our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek;
•	potential losses on impairment of certain long-lived assets, such as real estate, including losses that we might be required to record in connection with any disposition of assets;
•	our substantial debt and the liquidation preference of our preferred shares and our high leverage ratio;
•	our ability to refinance our existing indebtedness when it matures, on favorable terms or at all and our ability to remain in compliance with our financial covenants under our credit facilities;
•	our ability to raise capital, including through sales of properties or interests in properties and through the issuance of equity or equity-related securities if market conditions are favorable; and
•	potential dilution from any capital raising transactions or other equity issuances.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2018 in the section entitled “Item 1A. Risk Factors”, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 in the section entitled “Item 1A. Risk Factors” and any subsequent reports we may file with the SEC. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

**     Quarterly supplemental financial and operating     **

**     information will be available on www.preit.com     **

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                     Selected Financial Data

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars)	2019	2018	2019	2018
REVENUE:
Real estate revenue:
Lease revenue	$78,643	$85,162	$302,311	$324,829
Expense reimbursements	4,637	5,014	19,979	21,322
Other real estate revenue	5,049	5,149	12,668	12,078
Total real estate revenue	88,329	95,325	334,958	358,229
Other income	393	717	1,834	4,171
Total revenue	88,722	96,042	336,792	362,400
EXPENSES:
Operating expenses:
Property operating expenses:
CAM and real estate taxes	(27,369)	(28,666)	(113,260)	(113,235)
Utilities	(3,383)	(3,847)	(14,733)	(15,990)
Other property operating expenses	(2,750)	(3,257)	(8,565)	(12,007)
Total property operating expenses	(33,502)	(35,770)	(136,558)	(141,232)
Depreciation and amortization	(39,699)	(32,611)	(137,784)	(133,116)
General and administrative expenses	(12,591)	(10,373)	(46,010)	(38,342)
Provision for employee separation expenses	(2,611)	(183)	(3,689)	(1,139)
Insurance recoveries, net	(132)	714	4,362	689
Project costs and other expenses	(17)	(252)	(284)	(693)
Total operating expenses	(88,552)	(78,475)	(319,963)	(313,833)
Interest expense, net	(17,001)	(15,291)	(63,987)	(61,355)
Gain on debt extinguishment, net	27	-	24,859	-
Impairment of assets	(3,553)	(103,201)	(3,553)	(137,487)
Impairment of development land parcel	-	-	(1,464)	-
Total expenses	(109,079)	(196,967)	(364,108)	(512,675)
Loss before equity in income of partnerships, gain on sales of real estate by equity method investee, gain on sales of real estate, net, and adjustment to gain on sales of interests in non operating real estate	(20,357)	(100,925)	(27,316)	(150,275)
Equity in income of partnerships	2,153	3,189	8,289	11,375
Gain on sales of real estate by equity method investee	—	—	553	2,772
Gain on sales of real estate, net	72	975	2,744	1,722
Gain on sales of interests in non operating real estate	2,718	8,126	2,718	8,126
Adjustment to gain on sales of interests in non operating real estate	—	(199)	12	(223)
Net loss	(15,414)	(88,834)	(13,000)	(126,503)
Less: net loss attributable to noncontrolling interest	565	10,052	2,128	16,174
Net loss attributable to PREIT	(14,849)	(78,782)	(10,872)	(110,329)
Less: preferred share dividends	(6,844)	(6,844)	(27,375)	(27,375)
Net loss attributable to PREIT common shareholders	$(21,693)	$(85,626)	$(38,247)	$(137,704)

PREIT / 12     Pennsylvania Real Estate Investment Trust

                     Selected Financial Data

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2019	2018	2019	2018
Net loss	$(15,414)	$(88,834)	$(13,000)	$(126,503)
Noncontrolling interest	565	10,052	2,128	16,174
Preferred share dividends	(6,844)	(6,844)	(27,375)	(27,375)
Dividends on unvested restricted shares	(219)	(130)	(883)	(542)
Net loss used to calculate loss per share—basic and diluted	$(21,912)	$(85,756)	$(39,130)	$(138,246)
Basic and diluted loss per share:	$(0.29)	$(1.23)	$(0.52)	$(1.98)

(in thousands of shares)
Weighted average shares outstanding—basic	76,557	69,840	75,221	69,749
Effect of common share equivalents(1)	-	-	-	-
Weighted average shares outstanding—diluted	76,557	69,840	75,221	69,749

(1)The Company had net losses for the three months and the year ended December 31, 2019 and 2018, respectively, therefore, the effects of common share equivalents are excluded from the calculation of diluted loss per share for these periods because they would be antidilutive.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars)	2019	2018	2019	2018
Comprehensive income (loss):
Net loss	$(15,414)	$(88,834)	$(13,000)	$(126,503)
Unrealized (loss) gain on derivatives	2,903	(12,417)	(18,937)	(2,755)
Amortization of settled swaps	3	2	85	721
Total comprehensive loss	(12,508)	(101,249)	(31,852)	(128,537)
Less: comprehensive loss attributable to noncontrolling interest	491	11,370	3,016	16,390
Comprehensive loss attributable to PREIT	$(12,017)	$(89,879)	$(28,836)	$(112,147)

PREIT / 13     Pennsylvania Real Estate Investment Trust

                     Selected Financial Data

The following table presents a reconciliation of net income (loss) determined in accordance with GAAP to (i) Funds from operations attributable to common shareholders and OP Unit holders, (ii) Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders, (iii) Funds from operations, as adjusted for assets sold, (iv) Funds from operations attributable to common shareholders and OP Unit holders per diluted share and OP Unit, (v) Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders per diluted share and OP Unit, and (vi) Funds from operations, as adjusted for assets sold per diluted share and OP Unit for the three months and the year ended December 31, 2019 and 2018, respectively:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2019	2018	2019	2018
Net loss	$(15,414)	$(88,834)	$(13,000)	$(126,503)
Depreciation and amortization on real estate:
Consolidated properties	39,296	32,265	136,422	131,694
PREIT’s share of equity method investments	3,421	2,095	9,874	8,612
Gain on sales of real estate by equity method investee	-	-	-	(2,772)
Gain on sales of interests in real estate, net	(72)	(776)	(2,756)	(1,525)
Impairment of assets	1,455	95,079	1,455	129,365
Preferred share dividends	(6,844)	(6,844)	(27,375)	(27,375)
Funds from operations attributable to common shareholders and OP Unit holders	$21,842	$32,985	$104,620	$111,496
Gain on debt extinguishment, net	(27)	-	(24,859)	-
Impairment of mortgage note receivable	-	8,122	-	8,122
Accelerated amortization of financing costs	-	-	-	363
Impairment of development land parcel	2,098	-	3,562	-
Provision for employee separation expenses	2,611	183	3,689	1,139
Insurance recoveries, net	132	(714)	(4,362)	(689)
Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders	$26,656	$40,576	$82,650	$120,431
Less: Funds from operations from assets sold in 2019 and 2018		(666)	(666)	(311)
Funds from operations, as adjusted for assets sold	$26,656	$39,910	$81,984	$120,120

Funds from operations attributable to common shareholders and OP Unit holders per diluted share and OP Unit	$0.28	$0.42	$1.33	$1.43
Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders per diluted share and OP Unit	$0.34	$0.52	$1.05	$1.54
Funds from operations, as adjusted for assets sold per diluted share and OP Unit	$0.34	$0.51	$1.04	$1.54

(in thousands of shares)
Weighted average number of shares outstanding	76,557	69,840	75,221	69,749
Weighted average effect of full conversion of OP Units	2,023	8,273	3,221	8,273
Effect of common share equivalents	485	23	453	203
Total weighted average shares outstanding, including OP Units	79,065	78,136	78,895	78,225

PREIT / 14     Pennsylvania Real Estate Investment Trust

                     Selected Financial Data

NOI for the three months ended December 31, 2019 and 2018:

	Same Store		Change		Non Same Store		Total
	2019	2018	$	%	2019	2018	2019	2018
NOI from consolidated properties	$52,664	$54,597	$(1,933)	-3.5%	$2,162	$4,958	$54,826	$59,555
NOI attributable to equity method investments, at ownership share	7,451	7,880	(429)	-5.4%	923	95	8,374	7,975
Total NOI	60,115	62,477	(2,362)	-3.8%	3,085	5,053	63,200	67,530
Less: lease termination revenue	1,018	1,575	(557)	-35.4%	1	-	1,019	1,575
Total NOI excluding lease termination revenue	$59,097	$60,902	$(1,805)	-3.0%	$3,084	$5,053	$62,181	$65,955

NOI for the year ended December 31, 2019 and 2018:

	Same Store		Change		Non Same Store		Total
	2019	2018	$	%	2019	2018	2019	2018
NOI from consolidated properties	$185,874	$196,836	$(10,962)	-5.6%	$12,526	$20,163	$198,400	$216,999
NOI attributable to equity method investments, at ownership share	28,597	30,161	(1,564)	-5.2%	732	572	29,329	30,733
Total NOI	214,471	226,997	(12,526)	-5.5%	13,258	20,735	227,729	247,732
Less: lease termination revenue	1,531	8,641	(7,110)	-82.3%	18	577	1,549	9,218
Total NOI excluding lease termination revenue	$212,940	$218,356	$(5,416)	-2.5%	$13,240	$20,158	$226,180	$238,514

PREIT / 15     Pennsylvania Real Estate Investment Trust

                     Selected Financial Data

The table below reconciles net loss to NOI of our consolidated properties for the three months and the year ended December 31, 2019 and 2018.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars)	2019	2018	2019	2018
Net loss	$(15,414)	$(88,834)	$(13,000)	$(126,503)
Other income	(393)	(717)	(1,834)	(4,171)
Depreciation and amortization	39,699	32,611	137,784	133,116
General and administrative expenses	12,591	10,373	46,010	38,342
Insurance recoveries, net	132	(714)	(4,362)	(689)
Provision for employee separation expense	2,611	183	3,689	1,139
Project costs and other expenses	17	252	284	693
Interest expense, net	17,001	15,291	63,987	61,355
Impairment of assets	3,553	103,201	3,553	137,487
Impairment of development land parcel	-	-	1,464	-
Gain on debt extinguishment, net	(27)	-	(24,859)	-
Equity in income of partnerships	(2,153)	(3,189)	(8,289)	(11,375)
Gain on sales of real estate by equity method investee	-	-	(553)	(2,772)
Gain on sales of interests in real estate, net	(72)	(776)	(2,756)	(1,525)
Gain on sales of interest in non operating real estate	(2,718)	(8,126)	(2,718)	(8,100)
NOI from consolidated properties	$54,827	$59,555	$198,400	$216,997
Less: Non Same Store NOI of consolidated properties	2,162	4,958	12,526	20,162
Same Store NOI from consolidated properties	$52,665	$54,597	$185,874	$196,835
Less: Same Store lease termination revenue	963	1,563	1,426	8,152
Same Store NOI excluding lease termination revenue	$51,702	$53,034	$184,448	$188,683

PREIT / 16     Pennsylvania Real Estate Investment Trust

                     Selected Financial Data

The table below reconciles equity in income of partnerships to NOI of equity method investments at ownership share for the three months and the year ended December 31, 2019 and 2018:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Equity in income of partnerships	$2,153	$3,189	$8,289	$11,375
Other income	(29)	(46)	(77)	(82)
Depreciation and amortization	3,421	2,095	9,874	8,612
Interest and other expenses	2,829	2,737	11,244	10,828
Net operating income from equity method investments at ownership share	$8,374	$7,975	$29,330	$30,733
Less: Non Same Store NOI from equity method investments at ownership share	923	95	732	573
Same Store NOI of equity method investments at ownership share	$7,451	$7,880	$28,598	$30,160
Less: Same Store lease termination revenue	55	12	105	489
Same Store NOI from equity method investments excluding lease termination revenue at ownership share	$7,396	$7,868	$28,493	$29,671

PREIT / 17     Pennsylvania Real Estate Investment Trust

                     Selected Financial Data

	December 31,
	2019	2018
(in thousands of dollars)
ASSETS:
INVESTMENTS IN REAL ESTATE, at cost:
Operating properties	$3,100,530	$3,063,531
Construction in progress	106,028	115,182
Land held for development	5,881	5,881
Total investments in real estate	3,212,439	3,184,594
Accumulated depreciation	(1,205,868)	(1,118,582)
Net investments in real estate	2,006,571	2,066,012
INVESTMENTS IN PARTNERSHIPS, at equity:	159,993	131,124
OTHER ASSETS:
Cash and cash equivalents	12,211	18,084
Tenant and other receivables, net	41,556	38,914
Intangible assets	14,541	17,868
Deferred costs and other assets, net	103,889	110,805
Assets held for sale	12,506	22,307
Total assets	$2,351,267	$2,405,114
LIABILITIES:
Mortgage loans payable, net	$899,753	$1,047,906
Term Loans, net	548,025	547,289
Revolving Facilities	255,000	65,000
Tenants’ deposits and deferred rent	13,006	15,400
Distributions in excess of partnership investments	87,916	92,057
Fair value of derivative liabilities	13,126	3,010
Accrued expenses and other liabilities	107,016	87,901
Total liabilities	1,923,842	1,858,563
EQUITY:
Total equity	427,425	546,551
Total liabilities and equity	$2,351,267	$2,405,114

PREIT / 18     Pennsylvania Real Estate Investment Trust

                     Selected Financial Data

Changes in Funds from Operations for the three months and the year ended December 31, 2019 as compared to the three months and the year ended December 31, 2018 (all per share amounts on a diluted basis unless otherwise noted; rounded to the nearest half penny; amounts may not total due to rounding)

(in thousands, except per share amounts)	Three Months Ended December 31, 2019	Per Diluted Share and OP Unit	Year Ended December 31, 2019	Per Diluted Share and OP Unit
Funds from Operations, as adjusted December 31, 2018	$40,576	$0.52	$120,431	$1.54

Changes - Q4 2018 to Q4 2019

Contribution from anchor replacements and new box tenants	888	0.010	2,918	0.035
Impact from 2019 bankruptcies	(2,214)	(0.030)	(5,653)	(0.070)
Other leasing activity, including base rent and net CAM and real estate tax recoveries	206	0.005	(1,682)	(0.020)
Lease termination revenue	(600)	(0.010)	(6,726)	(0.085)
Credit losses	(237)	(0.005)	(378)	(0.005)
Other	24	-	560	0.005
Same Store NOI from unconsolidated properties	(429)	(0.005)	(1,563)	(0.020)
Same Store NOI	(2,362)	(0.030)	(12,524)	(0.160)
Non Same Store NOI	(1,968)	(0.025)	(7,476)	(0.095)
Dilutive effect of asset sales	(666)	(0.010)	(1,087)	(0.015)
General and administrative expenses	(858)	(0.010)	(1,552)	(0.020)
Capitalization of leasing costs	(1,360)	(0.015)	(6,116)	(0.080)
Gain on sales of non-operating real estate	(5,408)	(0.070)	(5,383)	(0.070)
Other	395	0.005	(1,118)	(0.015)
Interest expense, net	(1,692)	(0.020)	(2,525)	(0.030)
Increase in weighted average shares	-	(0.005)	-	(0.005)
Funds from Operations, as adjusted December 31, 2019	$26,657	$0.34	$82,650	$1.05
Insurance recoveries, net	(132)	-	4,362	0.055
Gain on debt extinguishment, net	27	-	24,859	0.320
Impairment of assets	(2,098)	(0.025)	(2,098)	(0.025)
Impairment of development land parcel	-	-	(1,464)	(0.020)
Provision for employee separation expense	(2,611)	(0.035)	(3,689)	(0.045)
Funds from Operations December 31, 2019	$21,843	$0.28	$104,620	$1.33